UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 31, 2013

SAGA COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11588	38-3042953
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236

(Address of principal executive offices including zip code)

(313) 886-7070

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Information set forth under Item 2.03 of this Current Report is incorporated by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 31, 2013, Saga Communications, Inc. (“Saga”) amended its Credit Agreement dated as of June 13, 2011 (the “Credit Agreement”) by entering into the First Amendment to Credit Agreement with Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer and a Lender, JPMorgan Chase Bank, N.A., as Syndication Agent and a Lender, and Huntington National Bank as Documentation Agent and a Lender, Peoples United Bank, as a Lender, and the other Lenders from time to time party thereto (the “Amendment”).

Among other things, the material terms of the Amendment are as follows:

(i) the Maturity Date of the Revolving Credit Facility and of the Term Facility has been extended to May 31, 2018;

(ii) the financing under theCredit Facilities continue to be $120 million, however, the allocation between the Revolving Credit Facility and the Term Loan have changed, with the Revolving Credit Facility increased to $90 million and the Term Loan decreased to $30 million;

(iii) the Credit Facilities (other than advances under the Letter of Credit and Swingline sub-facilities) may bear interest at either the Eurodollar Rate or the Base Rate, plus a margin as set forth below:

Level	Consolidated Leverage Ratio	Applicable Margin for Eurodollar Rate Loans	Applicable Margin for Base Rate Loans
I	< 1.50 : 1.00	Eurodollar Rate + 1.25%	Base + 0.25%
II	≥ 1.50 but < 2.00 : 1.00	Eurodollar Rate + 1.50%	Base + 0.50%
III	≥ 2.00 : 1.00 but < 2.50 : 1.00	Eurodollar Rate + 1.75%	Base + .75%
IV	≥ 2.50 : 1.00 but < 3.00 : 1.00	Eurodollar Rate + 2.00%	Base + 1.00%
V	≥ 3.00 : 1.00	Eurodollar Rate + 2.25%	Base + 1.25%

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(iv) there is no restriction on the annual amount of additional business acquisitions if the Consolidated Leverage Ratio is less than 2.50 to 1.00, however, if the Consolidated Leverage Ratio is equal to or greater than 2.50 to 1.00, then the annual aggregate amount of business acquisitions is limited to no more than $35 million, subject to certain terms and conditions as set forth in the Amendment in further detail;

(v) there is no restriction on the annual aggregate amount of dividends, distributions and stock redemptions, if the Consolidated Leverage Ratio is less than 2.50 to 1.00, however, if the Consolidated Leverage Ratio is equal to or exceeds 2.50 to 1.00, then such annual aggregate amount of dividends, distributions and stock redemptions are subject to pro-forma covenant compliance.

Except as amended by the Amendment, the Credit Agreement remains in full force and effect.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed hereto as Exhibit 4 to this Current Report on Form 8-K.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2013, the Board of Directors, in accordance with Saga’s bylaws, increased the size of the Board from five to six directors, and appointed Roy F. Coppedge, III to the Board, to hold office until the 2014 Annual Meeting of Stockholders and until his successor is elected and qualified. Mr. Coppedge was also appointed to serve as a member of the Finance and Audit Committee of the Board.

Mr. Coppedge, age 65, is a Senior Advisor to BV Investment Partners (formerly known as Boston Ventures Management, LLC), a private equity firm. Mr. Coppedge is one of the founders of BV Investment Partners (and its predecessor), and was its Managing Director from 1983 to 2012 and its Managing Partner from 2001 to 2008.

Mr. Coppedge will be compensated under Saga’s standard compensation arrangement for outside directors as described in Saga’s most recent proxy statement.

There are no arrangements between Mr. Coppedge and any other persons pursuant to which he was selected as a director of Saga, and Mr. Coppedge does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

4.	First Amendment to Credit Agreement dated as of May 31, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAGA COMMUNICATIONS, INC.

Date: June 6, 2013	By:	/s/ Samuel D. Bush
Samuel D. Bush
Senior Vice President, Chief
Financial Officer and Treasurer

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EXHIBIT INDEX

Exhibit No.	Description

4	First Amendment to Credit Agreement dated as of May 31, 2013.

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